news	UNIT CORPORATION
7130 South Lewis Avenue, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:         David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
January 22, 2008

UNIT ANNOUNCES TOTAL PROVED RESERVES, 2008 CAPITAL EXPENDITURE BUDGET, HEDGING ACTIVITY AND OPERATIONS UPDATE

Tulsa, Oklahoma….Unit Corporation (NYSE - UNT), today announced the following information regarding its wholly-owned subsidiaries:

Unit Petroleum Company
Reserves
At December 31, 2007, Unit’s net proved oil and natural gas reserves, as reviewed by its independent petroleum engineers, were 514.6 Bcfe of natural gas, consisting of 9.7 million barrels of oil, 6.1 million barrels of natural gas liquids and 419.6 Bcf of natural gas.  This represents an 8% increase over the company’s 2006 year-end total proved reserves.
During 2007, the company participated in the drilling of 253 gross wells, with an 87% success rate.  Seventy-eight percent of the company’s oil and natural gas reserves are proved developed, with the remaining 22% comprising total proved undeveloped reserves.  Natural gas comprises 82% of the company’s total proved reserves.
The company replaced approximately 171% of its 2007 oil and natural gas production, almost all through the drill bit.  The year ended 2007 is the 24th consecutive year that the company has replaced more than 150% of its annual production with new oil and natural gas reserves.  Over this 24-year period, the company’s average annual reserve replacement percentage is 226%, of which 144% was through the drill bit.
Future net cash flow from the company’s total proved reserve base as of December 31, 2007, before income taxes, is estimated to be $2.65 billion.  The net present value of the company’s total proved reserve base (discounted at 10%) is approximately $1.48 billion.  These calculations are based on unescalated prices of $95.98 per barrel of oil, $66.89 per barrel of natural gas liquids and $6.22 per Mcf of natural gas for the estimated life of the respective properties.
2008 Budget
The company’s 2008 budget for capital expenditures is $360 million, excluding acquisitions, of which $297 million is planned for exploration and development drilling.  This budget represents a 23% increase over the company’s estimated 2007 capital expenditures.  During 2007 the company commenced drilling operations on 254 new wells, 235 of which were completed by year end.  In addition, 18 wells which were started but not completed in 2006 were completed in 2007 for a total of 253 wells completed during 2007.  Of the 253 completed wells, 220 were completed as producing for a success rate of 87%.
The company currently plans to participate in the drilling of approximately 280 wells during 2008, an increase of 11% over 2007.  Unit’s preliminary 2008 annual production guidance is approximately 59.0 to 61.0 Bcfe.
Hedging Positions
The company has approximately 40% of its current daily natural gas production hedged through NYMEX plus basis at several delivery points for 2008.  Of the natural gas hedges, 16% are swaps at a comparable NYMEX average price of $8.46 and 24% are collars with a comparable NYMEX average floor of $7.76 and a comparable NYMEX average ceiling of $9.17.  The average basis differentials for the swaps are ($0.94) and for the collars ($0.54).  Approximately 77% of the company’s current daily crude production is hedged for 2008 with 31% under a swap contract at $91.32 and 46% under collar contracts with an average floor of $86.67 and an average ceiling of $100.00.  Additionally, the company has approximately 75% of its monthly ethane and propane liquids production hedged through swaps at its delivery points for the period January through April 2008 at an average ethane price of $0.97 per gallon and a propane price of $1.54 per gallon.
Acquisition and New Wells
During January 2008, the company completed its purchase from a private company of the 50% interest in a 6,800 gross-acre leasehold in the company’s Segno area located in Hardin County, Texas that the company did not already own.  Included in the purchase were five producing wells with 4.9 Bcfe of estimated proved reserves and current production of 2.8 million cubic feet (MMcf) of natural gas per day and 88.2 barrels of condensate.  The purchase price was $16.8 million which consisted of $15.8 million allocated to the reserves of the wells and $1.0 million allocated to the leasehold acreage.  The production and reserves acquired in this purchase will be included in the company’s 2008 results.
The Panola Field in Latimer County, Oklahoma continues to yield prolific natural gas wells.  The Cox # 7 (63.47% Working Interest) was testing natural gas from a Lower Atoka sand at a post fracture rate of 12.9 MMcf per day with 5,500 PSI flowing tubing pressure.   The well’s current production is limited to 2.0 MMcf per day until additional pipeline capacity is added in

early February.  The company currently plans to drill approximately 10 additional wells in this field during 2008.   In Unit’s Yoakum Field, located in Lavaca County, Texas, the Freude # 2H (100% Working Interest) tested natural gas at a rate of 7.3 MMcf per day with 5,733 PSI flowing casing pressure from a horizontal section of the Edwards formation.  Initial natural gas sales from this well are expected to occur in early March 2008.  The company’s leasehold covers four potential offset well locations to the Freude # 1 with the first offset well planned to start drilling in the second quarter of 2008.

Unit Drilling Company
2007 Fourth Quarter Information
Unit Drilling Company’s drilling rig utilization for the fourth quarter of 2007 averaged 80%, a 2% increase over its 78% rate for the third quarter of 2007.  Dayrates for the fourth quarter averaged $18,114 per day, which is $356 per day or 2% lower than the 2007 third quarter average.  The company ended 2007 with a record 129 drilling rigs, 12 of which were added to its fleet in 2007.  Of the 129 drilling rigs, 107 are currently under contract.
2008 Budget and Rig Additions
The company’s capital expenditures budget for 2008 is $119 million, excluding acquisitions, a 32% decrease over estimated 2007 capital expenditures, excluding acquisitions.  The company is constructing two new drilling rigs which it plans to place into service in its Rocky Mountain division during May 2008.  Both of these rigs will be 1500 horsepower, diesel electric drilling rigs.  When these rigs are completed, the company will own 131 drilling rigs.

Superior Pipeline Company
2007 Operational Highlights and 2008 Budget
During 2007, the company completed the installation of three natural gas processing plants, increasing processing capacity by approximately 90%, from 50 MMcf per day to 95 MMcf per day.  In addition, the company also completed the construction of three new gathering systems in 2007, including one system with a 5 MMcf per day processing plant.  The company added an additional 78 miles of pipeline in 2007, which is an approximate 13% increase in total miles of pipeline, and connected an additional 56 wells to its gathering systems.  Currently, the company’s asset base consists of four natural gas treatment plants, eight operated natural gas processing plants, 36 active gathering systems and approximately 676 miles of pipeline.  The company also consolidated several small gathering systems into larger systems in 2007 resulting in reduced operating costs and expanding its competitive presence in those operational areas.
The company’s capital expenditures budget for 2008 is $32 million.

Hedging Positions
A portion of the company’s operating profit is derived from the difference between natural gas purchases and natural gas liquid sales which is referred to as the frac spread.  Approximately 45% of the company’s total anticipated natural gas liquids volumes for 2008 is subject to frac spreads.  The company has locked in frac spreads for 32% (71% of frac spread volumes) of its anticipated monthly processing volumes for the period January through April 2008 at $9.27 per MMBtu.  The comparative frac spread for 2007 averaged $7.21.  For the period May through July 2008, approximately 20% of its monthly ethane gallons and 35% of monthly propane gallons, along with the associated natural gas purchases, are swapped at $5.47 and $8.00 per MMBtu frac spreads, respectively.  In 2007, ethane and propane frac spreads averaged $5.01 and $6.97, respectively.  For the period August through December 2008, approximately 11% of monthly propane gallons, along with the associated natural gas purchases, are swapped at $8.75 per MMBtu frac spreads.

Management Comments
Larry Pinkston, President and Chief Executive Officer of Unit Corporation, said: “We are pleased with the 2007 operating results for each of our segments.  We are particularly pleased that the company’s exploration and production segment achieved its longstanding objective of replacing at least 150% of the year’s production with new reserves.  Meeting our production replacement objective for the 24thconsecutive year is a testament to the quality of our prospect inventory and the ability of our exploration and production personnel to continue to generate new and exciting prospects.
“Our recently completed acquisition involving our Segno area is significant to us as that area represents one of our key development areas. We plan to begin drilling operations on a new well in the acreage block in approximately two months.
“Our drilling segment’s current 80% utilization rate is a positive reflection of the quality of our drilling rig fleet and the relationships we have with our customers.  Superior Pipeline continues to aggressively grow and establish itself as a significant Mid-Continent pipeline company.”

Fourth Quarter and Year-End 2007Webcast
Unit will release its fourth quarter and year-end 2007 earnings and host a conference call on Tuesday, February 26, 2008.  The webcast will be broadcast live over the Internet at 11:30 a.m. Eastern time at http://www.unitcorp.com
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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the amount and value of the company’s oil and natural gas reserves, the number of future wells the company’s exploration and production segment plans to drill, productive capabilities of the wells, future demand for oil and natural gas, oil and natural gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, anticipated operational dates for drilling rigs under construction, future rates to be paid for the company’s drilling rigs as well as other development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.